Exhibit 99.1

NEWS RELEASE

Whitestone REIT Amends Credit Facility; Extends Maturity Dates of its Revolver and Two Existing Term Loans and Provides for a Third Term Loan

Houston, Texas, November 3, 2015 – Whitestone REIT (NYSE: WSR) (“Whitestone” or “the Company”) today announced that it has amended its existing $500 million unsecured credit facility (as amended, the “Facility”), as follows:

•	Extended the maturity date of its existing $400 million unsecured credit facility (the “Revolver”) to October 30, 2019 from November 7, 2018, with an option to extend for one additional year.

•	Converted $100 million of outstanding borrowings under the Revolver to a new unsecured term loan with a maturity date of October 30, 2022 (“Term Loan 3”).

•	Extended the maturity date of its first existing $50 million unsecured term loan (“Term Loan 1”) to October 30, 2020 from February 17, 2017.

•	Extended the maturity date of its second existing $50 million unsecured term loan (“Term Loan 2” and together with Term Loan 1 and Term Loan 3, the “Term Loans”) to January 29, 2021 from November 7, 2019.

Pricing for Term Loan 3 is based on corporate leverage levels and priced at LIBOR plus 1.65% to 2.25%. The Company noted that, in the near future, it expects to add a new fixed interest rate swap on top of its existing interest rate swap on Term Loan 1 to coincide with the new maturity date, and to enter into new fixed interest rate swaps on Term Loans 2 and 3. Following the above amendments, the total borrowing capacity under the Facility remains at $500 million, with a $200 million accordion feature that will allow the Company to expand the Facility to $700 million under certain conditions, including receipt of requisite commitments.

The transaction was led by BMO Capital Markets, Wells Fargo Securities, LLC, Merrill, Lynch, Pierce Fenner & Smith Incorporated and U.S. Bank National Association, as Co-Lead Agents. U.S. Bank National Association served as Documentation Agent and SunTrust Bank, Regions Bank, Royal Bank of Canada, Deutsche Bank and Huntington Bank act as Lenders under the Facility.

Jim Mastandrea, Chairman and Chief Executive Officer, stated, “We are pleased to have completed the amendment to our credit facility, which extended and laddered the maturity dates of the Revolver and Term Loans 1 and 2, and provided for the conversion of $100 million of outstanding borrowings under the Revolver to a new seven-year term loan. The contemplated interest rate swaps will allow us to lock in interest rates at historically low levels for the term of the loans and will provide a hedge against rising interest rates. The changes will enhance the strength of our balance sheet and will provide us with greater financial flexibility to execute our growth initiatives as we endeavor to maximize value for our shareholders. We thank our lending group for their help on the amendment and for the continued confidence they have shown in Whitestone.”

About Whitestone REIT

Whitestone REIT (NYSE: WSR) is a fully integrated real estate investment trust ("REIT") that owns, redevelops, repositions, leases, manages and operates Community Centered PropertiesTM. Whitestone focuses on value creation in its community centers, concentrating on local service-oriented tenants. Whitestone's diversified tenant base provides service offerings including specialty retail, grocery, restaurants, medical, educational and financial services. Founded in 1998, the Company is internally managed with a portfolio of 70 commercial properties in Texas, Arizona and Illinois. For additional information about the Company, please visit www.whitestonereit.com.

Forward-Looking Statements

Statements included herein that state the Company’s or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Contact:

Bob Aronson

Director of Investor Relations

D: (713) 435-2219; M: (832) 364-8314

raronson@whitestonereit.com